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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent





The Board of Directors and Shareholders
TALX Corporation:


We consent to the incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, No.
333-83367, No. 333-65370, and No. 333-65368 on Forms S-8 of TALX Corporation of our report dated March 15, 2002, except as to note 12, which is as of March 27, 2002, with respect to the balance sheet of James E. Frick, Inc. as of December 31, 2001 and the related statements of income, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of TALX Corporation filed on June 25, 2002.


We consent to the incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, No.
333-83367, No. 333-65370, and No. 333-65368 on Forms S-8 of TALX Corporation of our report dated June 25, 2002, with respect to the balance sheets of the Unemployment Cost Management Services Business of Gates, McDonald & Company and subsidiaries as of December 31, 2001 and 2000 and the related statements of operations, net investment and advances, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Form 8-K/A of TALX Corporation filed on June 25, 2002.


/s/ KPMG LLP


St. Louis, Missouri
June 25, 2002